CHEFS INTERNATIONAL, INC.
                                  P.O. BOX 1332
                         POINT PLEASANT BEACH, NJ 08742
                             TELEPHONE: 732-295-0350
                                FAX: 732-295-4514

CHEFS INTERNATIONAL RECEIVES OFFER TO PURCHASE COMMON STOCK OWNED BY ITS MINORITY SHAREHOLDERS.




FOR IMMEDIATE RELEASE
---------------------

POINT PLEASANT BEACH, NEW JERSEY, NOVEMBER 21, 2003

Chefs International, Inc. ("CHEFS"), owner of a restaurant chain and currently operating ten restaurants in New Jersey and Florida (shares traded on the OTC Bulletin Board under the symbol "CHEF") announced today that it has received a proposal from the Lombardi Restaurant Group, Incorporated, a newly organized entity owned by Robert Lombardi, Anthony Lombardi, Joseph Lombardi, Michael Lombardi, and Stephen Lombardi (the "Lombardi Brothers") and their affiliates to acquire all of the outstanding shares of CHEFS common stock not owned by the Lombardi Brothers and their affiliates, for a cash purchase price of $1.75 per share. The proposal contemplates that the acquisition will take the form of a merger pursuant to which a newly formed acquisition corporation would be merged with CHEFS and the CHEFS stockholders other than the Lombardi Brothers and their affiliates would receive a cash payment for their shares of CHEFS common stock.

The five Lombardi Brothers and their affiliates currently own approximately 61% of CHEFS outstanding common stock. In addition, the Lombardi Brothers hold five of the eight seats on CHEFS' board of directors.

The proposal is subject to various conditions including the requirement that CHEFS' board of directors determines and recommends the acquisition price to be fair to the minority stockholders of CHEFS. The Board has appointed a Special Committee consisting of the three non-Lombardi Brother directors, Nicholas Boxter, Kenneth Cubelli, and Raymond Dademo, to review and analyze the proposal and to determine whether the Special Committee in its judgment deems the proposed acquisition price fair to CHEFS' minority stockholders.

There can be no assurance that the proposed acquisition will occur.

For confirmation: Contact Martin W. Fletcher, Controller (732) 295-0350